Comparison of change in value of $10,000 investment in Dreyfus Municipal Bond Fund, Inc.
and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                  Dreyfus       Lehman Brothers
    PERIOD       Municipal         Municipal
              Bond Fund, Inc.     Bond Index *


   8/31/92        10,000            10,000
   8/31/93        11,262            11,220
   8/31/94        11,079            11,236
   8/31/95        11,846            12,231
   8/31/96        12,339            12,872
   8/31/97        13,357            14,061
   8/31/98        14,474            15,278
   8/31/99        14,097            15,354
   8/31/00        14,842            16,394
   8/31/01        16,474            18,064
   8/31/02        16,637            19,194


* Source: Lipper Inc.